                                                                 Exhibit (a)(11)


                                                                  CONFORMED COPY

                            ------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                 TEXTRON INC.,
                               E.I. TEXTRON INC.,
                                      AND
                             ELCO INDUSTRIES, INC.
                         DATED AS OF SEPTEMBER 12, 1995
                            ------------------------

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I  THE OFFER....................................................................    1
     Section 1.1   The Offer............................................................    1
     Section 1.2   Company Actions......................................................    2
ARTICLE II  THE MERGER..................................................................    3
     Section 2.1   The Merger...........................................................    3
     Section 2.2   Effective Time.......................................................    3
     Section 2.3   Effects of the Merger................................................    3
     Section 2.4   Certificate of Incorporation and Bylaws; Directors and Officers......    3
     Section 2.5   Conversion of Securities.............................................    4
     Section 2.6   Exchange of Certificates.............................................    4
     Section 2.7   Dissenting Company Common Shares.....................................    5
     Section 2.8   Merger Without Meeting of Stockholders...............................    5
     Section 2.9   No Further Ownership Rights in Common Stock..........................    5
     Section 2.10  Closing of Company Transfer Books....................................    5
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT...................................    5
     Section 3.1   Organization, Standing and Power.....................................    5
     Section 3.2   Authority; Non-Contravention.........................................    5
     Section 3.3   Schedule 14D-9, Information and Proxy Statements.....................    6
     Section 3.4   Financing............................................................    7
     Section 3.5   Brokers and Finders..................................................    7
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................    7
     Section 4.1   Organization, Standing and Power.....................................    7
     Section 4.2   Capital Structure....................................................    7
     Section 4.3   Subsidiaries.........................................................    7
     Section 4.4   Other Interests......................................................    8
     Section 4.5   Authority; Non-Contravention.........................................    8
     Section 4.6   SEC Documents........................................................    9
     Section 4.7   Offer Documents and Proxy Statement..................................   10
     Section 4.8   Absence of Certain Events............................................   10
     Section 4.9   Litigation...........................................................   10
     Section 4.10  Compliance with Applicable Law.......................................   10
     Section 4.11  Employee Plans.......................................................   11
     Section 4.12  Employment Relations and Agreement...................................   12
     Section 4.13  Limitation on Business Conduct.......................................   12
     Section 4.14  Environmental Laws and Regulations...................................   12
     Section 4.15  Patents, Trademarks, Copyrights......................................   13
     Section 4.16  Takeover Statutes....................................................   13
     Section 4.17  Acquiring Person.....................................................   13
     Section 4.18  Taxes................................................................   13
     Section 4.19  Brokers..............................................................   14
ARTICLE V  REPRESENTATIONS AND WARRANTIES REGARDING SUB.................................   14
     Section 5.1   Organization and Standing............................................   14
     Section 5.2   Capital Structure....................................................   14
     Section 5.3   Authority; Non-Contravention.........................................   14

                                                                                          PAGE
                                                                                          ----
ARTICLE VI  COVENANTS RELATING TO CONDUCT OF BUSINESS...................................   14
     Section 6.1   Conduct of Business by the Company Pending the Merger................   14
     Section 6.2   Acquisition Proposals................................................   16
     Section 6.3   Annual Meeting of Stockholders.......................................   17
     Section 6.4   Conduct of Business of Sub Pending the Merger........................   17
ARTICLE VII  ADDITIONAL AGREEMENTS......................................................   17
     Section 7.1   Company Stockholder Approval; Proxy Statement........................   17
     Section 7.2   Access to Information; Confidentiality...............................   18
     Section 7.3   Fees and Expenses....................................................   18
     Section 7.4   Company Stock Options................................................   18
     Section 7.5   Performance Shares...................................................   19
     Section 7.6   Reasonable Best Efforts..............................................   19
     Section 7.7   Public Announcements.................................................   19
     Section 7.8   Indemnification; Directors and Officers Insurance....................   19
     Section 7.9   Employees............................................................   20
     Section 7.10  Board Representation.................................................   21
     Section 7.11  Notification of Certain Matters......................................   21
     Section 7.12  Okabe................................................................   21
     Section 7.13  Nagoya Notification..................................................   21
ARTICLE VIII  CONDITIONS PRECEDENT......................................................   21
     Section 8.1   Conditions to Each Party's Obligation to Effect the Merger...........   21
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER...........................................   22
     Section 9.1   Termination..........................................................   22
     Section 9.2   Effect of Termination................................................   23
     Section 9.3   Amendment............................................................   23
     Section 9.4   Waiver...............................................................   23
     Section 9.5   Procedure for Termination, Amendment or Waiver.......................   23
ARTICLE X  GENERAL PROVISIONS...........................................................   23
     Section 10.1  Non-Survival of Representations and Warranties.......................   23
     Section 10.2  Notices..............................................................   23
     Section 10.3  Interpretation.......................................................   24
     Section 10.4  Counterparts.........................................................   24
     Section 10.5  Entire Agreement; No Third-Party Beneficiaries.......................   24
     Section 10.6  Governing Law........................................................   24
     Section 10.7  Assignment...........................................................   25
     Section 10.8  Severability.........................................................   25
     Section 10.9  Enforcement of this Agreement........................................   25
     Section       Incorporation of Exhibits............................................
       10.10                                                                               25
EXHIBIT A  CONDITIONS OF THE OFFER......................................................   27

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 12, 1995 (this "Agreement"), among Textron Inc., a Delaware corporation ("Parent"), E. I. Textron Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and Elco Industries, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent pursuant to a tender offer (the "Offer") by Sub for all of the outstanding shares of Common Stock, par value $5.00 per share ("Common Stock"), of the Company together with the associated Rights (as hereafter defined) at a price of $36.00 per share, net to the seller in cash, without interest, followed by a merger (the "Merger") of Sub with and into the Company all upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger and recommending that the Company's stockholders accept the Offer; and

     WHEREAS, pursuant to the Merger, each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company, except shares of Common Stock held by holders who comply with the provisions of Delaware law regarding the right of stockholders to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive the per share consideration paid pursuant to the Offer.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1 The Offer. (a) Subject to the provisions of this Agreement, within five business days after the first public announcement of this Agreement, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act (as hereinafter defined), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Common Stock (and the associated Rights) tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A. The Offer shall initially expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with Article IX, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. Without the prior written consent of the Company, Sub shall not (i) impose conditions to the Offer in addition to those set forth in Exhibit A, (ii) modify or amend the conditions set forth in Exhibit A or any other term of the Offer in a manner adverse to the holders of shares of Common Stock, (iii) waive or amend (below 50.01% of the outstanding shares of Common Stock on a fully diluted basis) the Minimum Condition (as defined in Exhibit A), (iv) reduce the number of shares of Common Stock subject to the Offer, (v) reduce the price per share of Common Stock to be paid pursuant to the Offer, (vi) except as provided in the following sentence, extend the Offer, if all of the Offer conditions are satisfied or waived, or (vii) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived, until the such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC (as hereinafter defined) or its staff applicable to the Offer; or (iii) if all Offer conditions are satisfied or waived but the number of shares of

Common Stock tendered is less than 90% of the then outstanding number of shares of Common Stock, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence. So long as this Agreement is in effect and the Offer conditions have not been satisfied or waived, Sub shall, and Parent shall cause Sub to, cause the Offer not to expire. Subject to the terms and conditions of the Offer (but subject to the right of termination in accordance with Article IX), Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and Sub agree to provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly upon receipt of such comments.

     Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Offer and the Merger, (ii) determining that the terms of the Offer and Merger are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommending that the Company's stockholders accept the Offer and tender their shares of Common Stock and approve the Merger and this Agreement. The Company hereby consents to the inclusion in the Offer Documents of such recommendation of the Board of Directors of the Company. The Company represents that its Board of Directors has received the written opinion (the "Fairness Opinion") of The Chicago Dearborn Company (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Offer Documents, the Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined).

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in paragraph (a) above and shall mail the Schedule 14D-9 to the stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Parent and Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Sub with a list of the holders of Common Stock and mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings (including shares of Common Stock held by depositories) and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Sub may reasonably request in communicating the Offer to the Company's stockholders. Parent and Sub shall treat the foregoing information provided by the Company pursuant to this Section 1.2(c) as "Information" under (and as defined in) that certain letter agreement, dated September 1, 1995 (as amended, modified or supplemented, the "Confidentiality Agreement") between the Company and Parent.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 2.2 Effective Time. The Merger shall become effective when the Certificate of Merger or, if applicable, the Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, are accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable (but not later than the third business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

     Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     Section 2.4 Certificate of Incorporation and Bylaws; Directors and Officers. (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended to change the name of Sub to "Elco Industries, Inc." and, as so amended, the Certificate of Incorporation and the Bylaws of Sub shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (c) The officers of the Company at the Effective Time and such other persons as designated by Parent shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     Section 2.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the
Company:

          (a) All shares of Common Stock that are held in the treasury of the Company or by any wholly owned Subsidiary (as hereinafter defined) of the Company and any shares of Common Stock owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor.

          (b) Each share of Common Stock (together with the associated Rights) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(a) and other than Dissenting Company Common Shares (as defined in Section 2.7)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the per share consideration in the Offer (the "Merger Consideration"). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates (the "Certificates") representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (c) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.6 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

     (b) Surviving Corporation to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all of the shares of Common Stock pursuant to Section 2.5 (determined as though there are no Dissenting Company Common Shares), when and as such amounts are needed by the Paying Agent.

     (c) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any wholly owned Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing

Dissenting Company Common Shares and Certificates representing any shares of Common Stock owned by Parent or any wholly owned Subsidiary of Parent or held in the treasury of the Company or by any wholly owned Subsidiary of the Company) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.7 Dissenting Company Common Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Company Common Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 2.8 Merger Without Meeting of Stockholders. Notwithstanding the foregoing in this Article II, in the event that Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding shares of Common Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Section 2.9 No Further Ownership Rights in Common Stock. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

     Section 2.10 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     Section 3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

     Section 3.2 Authority; Non-Contravention. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent (true and complete copies of which have been delivered to the Company) or the comparable charter or organization documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iii) subject to the government filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (as defined below) on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection or in compliance with the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents, if any, as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Improvements Act"), (v) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vi) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets, and (vii) such other consents, orders, authorizations, approvals, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. For purposes of this Agreement, (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent, Sub or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, Sub, or the Company and its Subsidiaries taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 3.3 Schedule 14D-9, Information and Proxy Statements. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14F-1 promulgated under the Exchange Act (the "Information Statement"), or the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 7.1) will
(i) in the case of the Offer Documents, the Schedule 14D-9 and the

Information Statement, at the respective times such documents are filed with the SEC and are first published, sent or given to the Company's stockholders, or
(ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.4 Financing. Parent or Sub has sufficient funds available to enable it to purchase all outstanding shares on a fully diluted basis of Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     Section 3.5 Brokers and Finders. Except for the fees and expenses payable to Dillon, Read & Co. Inc. by Parent, neither Parent nor Sub has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.2 Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 250,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). At the close of business on September 8, 1995, (i) 4,982,869 shares of Common Stock were issued and outstanding, (ii) 225,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options (as defined in Section 7.4) and (iii) 4,766 shares of Common Stock were held by the Company in its treasury. As of the date hereof there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of September 8, 1995, there were 153,875 Company Stock Options outstanding, in the aggregate, under the Company's 1991 Stock Option Plan and the 1992 Stock Option Plan for Non-employee Directors (the "Stock Plans") to acquire 153,875 shares of Common Stock. Except for such Company Stock Options and rights issued pursuant to the Company Rights Agreement (as defined in Section 4.17) and as set forth in the Company Disclosure Letter (as defined below), there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. The Company Disclosure Letter sets forth the aggregate exercise price for all outstanding Company Stock Options as of September 8, 1995. Since September 8, 1995, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Stock Options already in existence on such date and the Company has not granted any stock options for any capital stock of the Company.

     Section 4.3 Subsidiaries. Except as set forth in the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Disclosure Letter"), all of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature ("Liens") or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). Except as set forth in the Company Disclosure Letter, there are no (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or (iii) other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale, directly or indirectly, in each case, with respect to any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interest in any Subsidiary of the Company nor are there any irrevocable proxies with respect to any shares of the capital stock of any of the Company's Subsidiaries. All of the shares of capital stock of each Subsidiary of the Company are validly existing, fully paid and nonassessable. Except for statutory and regulatory restrictions or as disclosed in the Company Disclosure Letter, there are no restrictions which prevent or limit the payment of dividends by any of the Company's Subsidiaries.

     Section 4.4 Other Interests. Except for the Company's interest in its Subsidiaries or as set forth in the Company Disclosure Letter, neither the Company nor its Subsidiaries owns directly or indirectly any equity interest or equity investment in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity.

     Section 4.5 Authority; Non-Contravention. The Board of Directors of the Company has approved this Agreement and determined that the Offer and the Merger are fair and in the best interests of the Company and its stockholders and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company (if required), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company (if required). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company (true and complete copies of which as of the date hereof have been delivered to Parent) or the comparable charter or organization documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) subject to the governmental filings and other matters referred to in the following sentence and approval of this Agreement by the Company's stockholders (if required), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Copies of all contracts, agreements, instruments or other documents referred to in the Company Disclosure Letter pursuant to this Section 4.5 will be promptly furnished to Parent after the date of this Agreement. The Company Disclosure Letter lists the amounts payable or that will or may become payable to directors, officers or employees or former directors, officers or employees of the Company and its Subsidiaries under each such contract, agreement, instrument or other document referred to in the Company Disclosure Letter pursuant to this Section 4.5, except as noted in such Company Disclosure Letter. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents, if any, as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings and approvals as may be required under the Improvements Act, (v) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), (vi) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vii) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets, and (viii) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 4.6 SEC Documents. (a) Since July 1, 1993, the Company has filed all documents with the SEC required to be filed under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder the "Securities Act"), or the Exchange Act (such documents filed with the SEC on or before September 8, 1995 being the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Parent its draft Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (the "1995 Draft 10-K") including audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow and notes thereto as of and for the fiscal year ended June 30, 1995 (the "1995 Financial Statements"). The financial statements of the Company included in the Company SEC Documents and the 1995 Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Form 10-K of the Company as of and for the fiscal year ended June 30, 1995 to be filed by the Company with the SEC will not differ in any material respect from the 1995 Draft 10-K.

     (b) Except as set forth in the Company SEC Documents, the 1995 Draft 10-K, the 1995 Financial Statements or the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since July 1, 1995 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

     Section 4.7 Offer Documents and Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, the Information Statement, if any, the Proxy Statement, if any, or any amendment or supplement thereto, will (i) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Offer Documents, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

     Section 4.8 Absence of Certain Events. Since July 1, 1995, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Company SEC Documents, the 1995 Draft 10-K, the 1995 Financial Statements or the Company Disclosure Letter, there has not occurred (i) any Material Adverse Change in the Company; (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iv) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (v) any damage, destruction or loss with respect to the property or assets of the Company or its Subsidiaries which resulted in, or is reasonably likely to result in, a Material Adverse Effect on the Company; (vi) except for regular quarterly dividends of $.15 per share declared and paid in accordance with past practice, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (vii) any grant of any severance or termination pay to any director, executive officer or key employee of the Company or any of its Subsidiaries, except as required under the severance agreements disclosed in the Company Disclosure Letter pursuant to Section 4.12; (viii) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or key employee of the Company or any of its Subsidiaries; (ix) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, executive officer or key employee of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; or (x) any increase in compensation, bonus or other benefits payable to directors, executive officers or key employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice.

     Section 4.9 Litigation. Except as set forth in the Company SEC Documents, the 1995 Draft 10-K or the Company Disclosure Letter, there are no actions, suits, proceedings, investigations or reviews pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that are reasonably likely to have a Material Adverse Effect on the Company.

     Section 4.10 Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not, individually or in the aggregate, have, and are not reasonably likely to have, a Material Adverse Effect on the Company. The Company and its Subsidiaries are conducting their businesses in compliance with the terms of the Company Permits, except where the failure so to comply does not have a Material Adverse Effect on the Company. Except for those matters referred to in Section 4.14, the businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any law, Company Permit, ordinance or regulation of any Governmental Entity except for violations which, individually or in the aggregate, do not and are not reasonably likely to have a Material Adverse Effect on the Company.

     Section 4.11 Employee Plans. (a) The Company and each Subsidiary has complied with and performed all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by it under or with respect to any of the Company Benefit Plans (as defined below) or any related trust agreement or insurance contract, other than where the failure to so comply or perform does not have, nor is reasonably likely to have, a Material Adverse Effect on the Company. All contributions and other payments required to be made by the Company and its Subsidiaries to any Company Benefit Plan prior to the date hereof have been made, other than where the failure to so contribute or make payments will not have a Material Adverse Effect on the Company, and all accruals required to be made under any Company Benefit Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the best knowledge of the Company and its Subsidiaries, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan, which is reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans, which benefit increases or creations, either individually or in the aggregate, will have or are reasonably likely to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries presently sponsors, maintains, contributes to, nor is the Company or its Subsidiaries required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than those plans described in note 7 to the financial statements included in the 1995 Draft 10-K.

     (b) With respect to each Company Benefit Plan subject to Title IV of ERISA,
(i) no termination of any Company Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or Subsidiary incurring a liability under Title IV of ERISA or could constitute grounds for terminating any Pension Plan; (ii) each such Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and
Section 302 of ERISA, whether or not waived; (iii) neither the Company or any Subsidiary has sought or received a waiver of its funding requirements with respect to any Company Benefit Plan and all contributions payable with respect to each Pension Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Company Benefit Plan; and (v) the aggregate accumulated benefit obligations of each Company Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Benefit Plan) do not exceed the fair market value of the assets of such Company Benefit Plan (as of the date of such valuation).

     (c) Neither the Company nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company or any of its Subsidiaries, any withdrawal liability (complete or partial within the meanings of sections 4203 or 4205 of ERISA, respectively) in respect of any multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer

Plan"), which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, will cause, or is reasonably likely to cause, a Material Adverse Effect on the Company.

     (d) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in the imposition of any federal excise tax under section 4975 of the Code with respect to any Company Benefit Plan by virtue of such Company Benefit Plan's relationship with The Paul Revere Corporation or any of its subsidiaries (which include the words "Paul Revere" in their name).

     (e) Except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or contributes (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefit to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

     (f)(i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability). Copies of all Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the most recent Forms 5500 required to be filed with respect thereto will be promptly furnished to Parent after the date of this Agreement. The Company Disclosure Letter sets forth each Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

     Section 4.12 Employment Relations and Agreement. (a) Except as would not constitute a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) as of the date of this Agreement, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company or its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries; (iii) no collective bargaining agreement is being negotiated as of the date of this Agreement by the Company or any of its Subsidiaries; and (iv) the Company and its Subsidiaries taken as a whole have not experienced any material labor difficulty during the last three years.

     (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company, any binding oral, employment, severance, "change of control", collective bargaining or similar agreements ("Employment Agreements"). Copies of all Employment Agreements and all amendments thereto have been previously furnished to Parent.

     Section 4.13 Limitation on Business Conduct. Except as set forth in the Company Disclosure Letter, neither the Company nor its Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any entity.

     Section 4.14 Environmental Laws and Regulations. (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except as otherwise disclosed in the Company SEC Documents, the 1995 Draft 10-K or the Company Disclosure Letter and except for non-compliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization, relating to: (A) pollution or protection of human health or safety, health or safety of employees, sanitation, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata),
(B) Releases (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (C) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

     (b) During the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Company or its Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release, except as otherwise disclosed in the Company SEC Documents, the 1995 Draft 10-K or the Company Disclosure Letter and except in each case for those which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, the 1995 Draft 10-K, the 1995 Financial Statements or the Company Disclosure Letter, neither the Company nor its Subsidiaries has received any notice that it is a "potentially responsible person" under any Environmental Laws. The term "Hazardous Material" means any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious and medical wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), natural gas, synthetic gas and mixtures thereof, PCBs, or materials containing PCBs in excess of 50 ppm, asbestos and/or asbestos-containing materials or solid wastes, including but not limited to those defined in any Environmental Law and all regulations promulgated under each and all amendments thereto, or any other federal, state or local environmental law, ordinance, regulations, rule or order.

     Section 4.15 Patents, Trademarks, Copyrights. Except as set forth in the Company Disclosure Letter, the Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company or any of its Subsidiaries as currently being conducted and, to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing, except where the failure to own or possess, or where such assertions or claims, would not have a Material Adverse Effect on the Company.

     Section 4.16 Takeover Statutes. The Board of Directors of the Company has taken all appropriate action so that neither Parent nor Sub will be an "interested stockholder" within the meaning of Section 203 of the DGCL or Article Tenth of the Company's Certificate of Incorporation by virtue of Parent's or Sub's entry into this Agreement and the consummation of the transactions contemplated hereunder.

     Section 4.17 Acquiring Person. The Company has taken all necessary actions to ensure that, for the purposes of the Rights Agreement of the Company dated as of January 20, 1988, as amended June 24, 1988 and September 12, 1995 (the "Company Rights Agreement"), neither Parent nor Sub will become an "Acquiring Person", the execution of this Agreement does not, and the commencement or consummation of the Offer, the Merger and the other transactions contemplated hereunder (including a tender offer by Parent or Sub at a higher cash price per share for all outstanding shares of Common Stock and associated Rights pursuant to this Agreement), will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered, and that the Rights (as defined in the Company Rights Agreement) will expire without any further force or effect as of the Effective Time. This Agreement, the Offer and the Merger have been duly approved by the "Continuing Directors" (as defined in the Company Rights Agreement) in resolutions specifically referring to, inter alia, Subsection 1(a) of the Company Rights Agreement. Other than Parent or Sub (and their affiliates), the Company (or its Board of Directors) has not exempted (or taken any other action tantamount to exempting) any person or entity from the potential application of the Company Rights Agreement, except that Okabe Company Ltd. ("Okabe") and its affiliates are permitted to beneficially own up to 21% of the outstanding shares of Common Stock without triggering the potential application of the Company Rights Agreement.

     Section 4.18  Taxes.  Except as set forth in the Company Disclosure Letter,
(i) the Company and each Subsidiary have filed all material Tax Returns required to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Company or such Subsidiary. For purposes of this Agreement (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.19 Brokers. No broker, investment banker or other person, other than The Chicago Dearborn Company, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between The Chicago Dearborn Company and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Parent, and does not bind Parent and its Subsidiaries (including, after consummation of the Offer, the Company and its Subsidiaries) other than with respect to indemnification and contribution and the payment of such fees and expenses.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 5.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement.

     Section 5.2 Capital Structure. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all Liens.

     Section 5.3 Authority; Non-Contravention. Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Letter, during the period from the date of this Agreement through the earlier of the time that the change in composition of the Board of Directors of the Company contemplated by Section
7.10 has occurred and the Effective Time, the Company shall, and shall cause its Subsidiaries (except with respect to the Company's 50% joint venture with Nagoya Screw Manufacturing Co. Ltd. (the "Joint Venture"), in which case the Company shall use all reasonable efforts to cause the Joint Venture) to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement (including the time period specified above) or as set forth in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries (except with respect to the Joint Venture, in which case the Company shall use all reasonable efforts to cause the Joint Venture not) to, without the prior written consent of Parent:

          (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than (1) quarterly dividends of $.15 per share declared and payable consistent with past practices and (2) dividends payable to the Company declared by any of the Company's Subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Company Stock Options outstanding (as set forth in Section 4.2) on the date of this Agreement in accordance with their current terms);

          (c) amend or change its charter or bylaws or amend, change or waive (or exempt any person or entity from the effect of) the Company Rights Agreement, except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 6.2 of this Agreement;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory in the ordinary course of business consistent with past practice;

          (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except sales of inventory in the ordinary course of business consistent with past practice;

          (f) make any commitment or enter into any contract or agreement except
     (x) in the ordinary course of business consistent with past practice or (y) for capital expenditures to be made in fiscal 1996 as identified in the Company's Capital Expenditure Budget previously delivered to Parent;

          (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned Subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

          (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

          (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (j) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (k) make any tax election or settle or compromise any material income tax liability;

          (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

          (n) increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or (except pursuant to the terms of preexisting plans or agreements) accelerate the vesting of any compensation or benefit;

          (o) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 6.2, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any Subsidiary is a party; or

          (p) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     Section 6.2 Acquisition Proposals. From and after the date of this Agreement and prior to the Effective Time, except as provided below, the Company agrees (a) that neither the Company nor its Subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its officers, directors, employees and authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, any equity securities or all or any significant portion of the assets of, the Company or its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the person or entity referred to above of the obligations undertaken in this Section 6.2; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, but need not disclose the identity of the other party or the terms of its proposals; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in an Acquisition Proposal transaction which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger if, and only to the extent that, (A) the Board of Directors determines, after consultation with Skadden, Arps, Slate, Meagher & Flom, that failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law, (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (C) the Company keeps Parent informed of the status (including the identity of such person or entity and terms of any proposal) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 6.02 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, or
(z) affect any other obligation of any party under this Agreement.

     Section 6.3 Annual Meeting of Stockholders. The Company shall defer and/or postpone the holding of its Annual Meeting of Stockholders (the "Company Annual Meeting") indefinitely pending consummation of the Merger unless the Company is otherwise required to hold the Company Annual Meeting by an order from a court of competent jurisdiction.

     Section 6.4 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Company Stockholder Approval; Proxy Statement. (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company shall (i) if appropriate, call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall use its reasonable best efforts to obtain stockholder approval of the Merger, (ii) hold the Stockholder Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger through its Board of Directors, but subject in each case to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith after consultation with Skadden, Arps, Slate, Meagher & Flom. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

     (b) If required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement or, if applicable, an Information Statement with the SEC with respect to the Stockholder Meeting and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

     (c) The Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

     (d) Parent agrees, subject to applicable law, to cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Sub or any other Subsidiary or affiliate of Parent to be voted in favor of the approval of the Merger.

     Section 7.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by Section 6.2, the Company shall not be required to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Offer Documents, the Schedule 14D-9 and the Proxy Statement. The Confidentiality Agreement shall remain in effect, except as modified as contemplated by this Agreement.

     Section 7.3 Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     (b) The Company agrees that if this Agreement is terminated pursuant to (i)
Section 9.1(d)(i) or (iv) and at the time of such termination (x) the Minimum Condition has not been satisfied and (y) an Acquisition Proposal existed; (ii)
Section 9.1(b)(ii); (iii) Section 9.1(c) and at the time of such termination an Acquisition Proposal existed; or (iv) Section 9.1(a) or Section 9.1(d)(i) and at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have become the beneficial owner of more than 20% of the outstanding shares of Common Stock and such person, entity or group (or any affiliate of such person, entity or group) thereafter shall consummate an Acquisition Proposal at any time on or prior to the date which is six months after such termination of this Agreement with a value per share of Common Stock of at least $36.00 (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events), then the Company shall pay to Parent the sum of (a) $5 million, plus (b) the amount of all documented costs and expenses (not to exceed $2.5 million) incurred by Parent, Sub or their affiliates in connection with this Agreement or the transactions contemplated hereby. Such payment shall be made as promptly as practicable but in no event later than two business days following termination of this Agreement pursuant to the immediately preceding sentence, or, in the case of clause (iv) of the immediately preceding sentence, upon consummation of such Acquisition Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent. If the Company fails to pay such amount when due in accordance with the immediately preceding sentence, Parent shall be entitled to the payment from the Company, in addition to such amount, of any legal fees and expenses incurred in collecting such amount and interest thereon at the rate of 10% per annum.

     Section 7.4 Company Stock Options. (a) The Company shall (i) terminate the Stock Plans immediately prior to the Effective Time without prejudice to the holders of Company Stock Options (as hereinafter defined) and (ii) grant no additional Company Stock Options after the date hereof.

     (b) At the Effective Time (i) each outstanding option to purchase shares of Common Stock (including options granted to directors of the Company, each, a "Company Stock Option") granted under the Stock

Plans, whether or not exercisable, and whether or not vested, shall become fully exercisable and vested and (ii) each Company Stock Option which is then outstanding shall be canceled. In consideration of such cancellation, the Surviving Corporation shall deliver on or promptly after the Effective Time to each holder thereof cash in an amount per share subject to such canceled Company Stock Option equal to the excess of the Merger Consideration over the exercise price per share of such Company Stock Option. The Company shall use its best efforts to cause each holder of a Company Stock Option to execute an agreement with the Company, prior to the Effective Time, consenting to the payment described in the preceding sentence as consideration for the cancellation of any Company Stock Options held by such holder. No payment shall be made by the Surviving Corporation with respect to any Company Stock Option having an exercise price equal or greater than the Merger Consideration. The committee that administers each of the Stock Plans shall determine and take all necessary action so that the right to receive the cash consideration referred to in this
Section 7.4(b) shall be the only right of each holder of a Company Stock Option on and after the Effective Time.

     Section 7.5. Performance Shares. (a) The Company shall (i) terminate the Company's 1988 Performance Share Plan (the "Performance Share Plan") immediately prior to the Effective Time and without prejudice to the holders of Performance Shares (as defined in the Performance Share Plan) and (ii) grant no additional Performance Shares from and after the date hereof.

     (b) At the Effective Time, all outstanding Performance Shares shall be cancelled and all Performance Awards (as defined in the Performance Share Plan) shall be deemed 100 percent earned for the relevant Performance Period and shall be paid in cash by the Surviving Corporation as soon as practicable after the Effective Time.

     Section 7.6 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) the prompt making of their respective filings and thereafter the making of any other required submission under the Improvements Act with respect to the Offer and the Merger, (b) the obtaining of all additional necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from any Governmental Entity, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither Parent, Sub nor the Company shall be required to take any action pursuant to clauses (b), (c), (d) or (e) above that would in any event have a Material Adverse Effect on either Parent or the Company; and provided, further, however, that neither Parent, Sub nor any of their affiliates shall be required to enter into any transaction or take any other action that would require a waiver of, or that is inconsistent with satisfaction of, the conditions of the Offer set forth in clauses (a)(iii), (iv) or (v) in Exhibit A hereto.

     Section 7.7 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 7.8 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents (the "Indemnified Parties") of the Company and of its Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in the Company's Bylaws as in effect prior to the Effective Time.

     (b) Any Indemnified Party will promptly notify Parent and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; provided, however, that the failure to furnish any such notice shall not relieve Parent or the Surviving Corporation from any indemnification obligation under this Section except to the extent Parent or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Party and Parent, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and (z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent. In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of $105,000, but in such case shall purchase as much such coverage as possible for such amount.

     (c) This Section 7.8 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this Section 7.8.

     Section 7.9 Employees. (a) To the extent permitted by law, for a period of one year following the Effective Time, Parent shall cause the Surviving Corporation to provide the current and former non-union employees of the Company and its Subsidiaries employee benefits no less favorable, in aggregate value, than those provided by the Company on the date hereof to those employees, it being understood that (i) neither Parent nor the Surviving Corporation will be obligated to provide an employee stock ownership plan to such employees or to continue any one or more of such benefits, (ii) that for purposes of this
Section 7.9 "employee benefits" include benefits provided under any "employee benefit plan" (as defined under section 3(3) of ERISA) of the Company and its Subsidiaries but do not include benefits or compensation provided under the Individual Agreements referenced in Section 7.9(b) herein, and (iii) neither Parent nor the Surviving Corporation will be obligated to provide any benefits which are payable pursuant to a "change in control", except as otherwise provided in this Agreement.

     (b) Parent and the Surviving Corporation hereby agree to honor (without modification) and assume the employment agreements, severance agreements and individual benefit arrangements listed on the Company Disclosure Letter, all as in effect at the Effective Time (the "Individual Agreements"), but neither Offeror nor Surviving Corporation shall have any obligation to enter into any new or replacement employment agreements, severance agreements, or individual benefit agreements with any employee, officer or director. The Surviving Corporation shall pay for customary out placement services to any executive officer of the Company whose employment is terminated by the Surviving Corporation and who is entitled to payments under an existing severance agreement, on the same basis as out placement services are provided to executive officers of the Parent or its Subsidiaries of a comparable level.

     Section 7.10 Board Representation. (a) Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that the number of shares of Common Stock purchased by Parent bears to the number of shares of Common Stock outstanding, and the Company shall, upon request by Parent, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and shall cause Parent's designees to be so elected. The Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 7.10 and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders such information with respect to the Company and its officers and directors as is required by Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 7.10. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (b) Following the election of designees of Sub pursuant to this Section 7.10, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who are directors as of the date hereof or persons designated by such directors and neither were designated by Sub nor are employees of the Company ("Continuing Directors"). Prior to the Effective Time, the Company and Sub shall use all reasonable efforts to ensure that the Company's Board of Directors at all times includes at least three Continuing Directors.

     Section 7.11 Notification of Certain Matters. The Company shall give prompt notice to Parent and Sub, and Parent and Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section
7.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.12 Okabe. The Company shall use its reasonable efforts to encourage Okabe Company Limited to tender its shares of Common Stock to Sub in the Offer.

     Section 7.13 Nagoya Notification. Promptly following the date hereof, the Company shall notify Nagoya Screw Manufacturing Co. Ltd. ("Nagoya") of the transactions contemplated by this Agreement in accordance with Section 6.2 of the Joint Venture Agreement dated as of June 14, 1989 between the Company and Nagoya.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     Section 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. If approval of the Merger by the holders of the Common Stock is required by applicable law, the Merger shall have been approved by the requisite vote of such holders.

          (b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that, prior to invoking this provision, the Company, Parent and Sub shall use their reasonable best efforts (subject to the other terms and conditions of this Agreement) to have any such order, decree or injunction vacated.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by the Company if:

             (i) the Offer has not been timely commenced (except as a result of actions or omissions by the Company) in accordance with Section 1.1(a); or

             (ii) there is an Acquisition Proposal which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger and the Board of Directors of the Company determines, after consultation with Skadden, Arps, Slate, Meagher & Flom, that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available
        (i) if the Company has breached in any material respect its obligations under Section 6.2, or (ii) if, prior to or concurrently with any purported termination pursuant to this clause, the Company shall not have paid the fee contemplated by Section 7.3(b); and, in each case, unless the Company has provided Parent and Sub with one business day's prior written notice of its intent to so terminate this Agreement together with a summary of the material terms and conditions of such offer; or

             (iii) there has been a breach by Parent or Sub of any representation or warranty that would have a material adverse effect on Parent's or Sub's ability to perform its obligations under this Agreement and which breach has not been cured within twenty business days following receipt by Parent or Sub of notice of the breach; or

             (iv) Parent or Sub fails to comply in any material respect with any of its material obligations or covenants contained herein, including, without limitation, the obligation of Sub to purchase shares of Common Stock pursuant to the Offer, unless such failure results from a breach of the Company of any obligation, representation, or warranty hereunder, which has not been cured within twenty business days following Company's receipt of notice of the breach;

          (c) by Parent if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or shall have resolved to do any of the foregoing; or

          (d) by either Parent or the Company if:

             (i) the Merger has not been effected on or prior to the close of business on March 31, 1996; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available
        (y) to Parent if Sub or any affiliate of Sub acquires shares of Common Stock pursuant to the Offer, or (z) to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or

             (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

             (iii) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law; or

             (iv) as the result of the failure of any of the conditions set forth in Exhibit A hereto, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d)(iv) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except as set forth in the last sentence of Section 7.2 and except for Section 7.3, which shall survive the termination); provided, however, that nothing contained in this Section 9.2 shall relieve any party hereto from any liability for any breach of this Agreement.

     Section 9.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the stockholders of the Company but, after the purchase of shares of Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 9.5 Procedure for Termination, Amendment or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or a waiver pursuant to Section 9.4 shall, in order to be effective, require (a) in the case of Parent or Sub, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company, action by its Board of Directors.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement in accordance with Article IX or the Effective Time; provided, however, that termination of this Agreement shall not relieve any party hereto from any liability for any knowing or willful breach by such party of its representations or warranties.

     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Parent or Sub, to:

              Textron Inc.
              40 Westminster Street
              Providence, RI 02903
              Attn:  Executive Vice President
                     and General Counsel
              Fax: 401-457-3666

              with a copy to:

              Fried, Frank, Harris, Shriver & Jacobson
              One New York Plaza
              New York, New York 10004
              Attn: Charles M. Nathan, Esq.
              Fax: 212-859-4000

         (b)  if to the Company, to:

              Elco Industries, Inc.
              1111 Samuelson Road
              P.O. Box 7009
              Rockford, Illinois 61125
              Attn: John Lutz, Chief Executive Officer
              Fax: 815-395-8270

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom
              333 W. Wacker Drive
              Chicago, Illinois 60606
              Attn: William R. Kunkel, Esq.
              Fax: 312-407-0411

     Section 10.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, "business day" shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act.

     Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 7.8, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

     Section 10.9 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.10 Incorporation of Exhibits. The Company Disclosure Letter and all Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          TEXTRON INC.

                                          By: /s/  HERBERT L. HENKEL

                                            ------------------------------------
                                            Name: Herbert L. Henkel
                                            Title: Group Vice President

                                          E.I. TEXTRON INC.

                                          By: /s/  ARNOLD M. FRIEDMAN

                                            ------------------------------------
                                            Name: Arnold M. Friedman
                                            Title: Vice President

                                          ELCO INDUSTRIES, INC.

                                          By: /s/  JOHN C. LUTZ

                                            ------------------------------------
                                            Name: John C. Lutz
                                            Title: President

                                   EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least 66 2/3% of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition"), and (ii) any waiting period under the Improvements Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such shares of Common Stock for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

          (a) there shall have been instituted, pending or threatened any action or proceeding by any court or other Governmental Entity, which (i) seeks to challenge the acquisition by Parent or Sub (or any of its affiliates) of shares of Common Stock pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain damages in connection therewith in an amount which would have a Material Adverse Effect on the Company, (ii) seeks to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal, (iii) seeks to impose limitations on the ability of Parent (or any of its affiliates) effectively to acquire or hold, or to require Parent or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of Parent and its affiliates or any material portion of the assets or the business of the Company and its Subsidiaries taken as a whole, (iv) seeks to impose material limitations on the ability of Parent (or its affiliates) to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) seeks to restrict any future business activity by Parent (or any of its affiliates), including, without limitation, requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by Parent (or any of its affiliates); or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign Governmental Entity or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction, that is reasonably likely to directly or indirectly result in any of the consequences referred to in clauses (i) through (v) of subsection (a) above; or

          (c) the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement; or

          (e) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

          (f) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person"), other than Parent, shall have acquired beneficial ownership of more than 20% (or, in the case of Okabe and its affiliates, 21%) of the outstanding shares of Common Stock, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 20% of the outstanding shares of Common Stock; (ii) any new group shall have been formed which beneficially owns more than 20% (or, in the case of Okabe and its affiliates, 21%) of the outstanding shares of Common Stock; or (iii) any person (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company.

     The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub regardless of the circumstances giving rise to any such condition and may be waived by Parent or Sub, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.